EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 3, 2003, in the Registration Statement (Form S-l No. 333-127651), as amended, and the related Prospectus of HepaLife Technologies, Inc. for the registration of up to 10,711,598 shares of its common stock.

/s/ Clancy and Co.

Clancy and Co. P.L.L.C.

Certified Public Accountants

Phoenix, AZ

November 2, 2005